EXHIBIT 23


To the Board of Directors of
American Performance Funds
	and the
Securities and Exchange Commission:


We have examined management's assertion about the American Performance Funds' (the Funds) compliance with the requirements of subsection (b) and
(c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of August 29, 1997 and for the period from July 31, 1997 through August 29, 1997, included in the accompanying Management Statement
Regarding Compliance With Certain Provisions of the Investment Company
Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 29, 1997 and for the period from July 31, 1997 (the date of our last examination) through August 29, 1997, with respect to securities transactions, without prior notice to management:

1. Confirmation of all securities held as of August 29, 1997 by subcustodians;

2. Verification of all securities purchased/sold but not received/delivered and securities in transit as of August 29, 1997 via examination of underlying trade ticket or broker confirmation;

3. Reconciliation of all such securities to the books and records of the Funds and the BancOklahoma Trust Company;

4. Confirmation of all repurchase agreements as of August 29, 1997 with brokers/banks and agreement of underlying collateral with the BancOklahoma Trust Company records; and

5. Agreement of five selected security purchases, sales or maturities since our last report date from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of August 29, 1997 and for the period from July 31, 1997 through August 29, 1997 is fairly stated, in all material respects.


This report is intended solely for the information and use of management of the American Performance Funds and the Securities and Exchange Commission and should not be used for any other purpose.




/s/ KPMG PEAT MARWICK LLP
-------------------------
KPMG Peat Marwick LLP

Columbus, Ohio
September 18, 1997



September 18, 1997


Re:  Management Statement Regarding Compliance with
Certain Provisions of the Investment Company Act of 1940


We, as members of management of The American Performance Funds ("the Funds"), are responsible for complying with the requirements of subsections (b) and
(c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with Rule 17f-2 requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections of
(b) and (c) of Rule 17f-2 as of August 29, 1997.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 29, 1997 and for the period from July 31, 1997 through August 29, 1997, with respect to securities reflected in the investment accounts of The American Performance Funds.

Sincerely

/s/ D'RAY MOORE
---------------
D'Ray Moore
Vice President